Exhibit 22.1

List of Subsidiary Guarantors and Issuers of Guaranteed Securities

LPL Financial Holdings Inc. will fully and unconditionally guarantee the debt securities issued by LPL Holdings, Inc., a subsidiary of LPL Financial Holdings Inc., pursuant to the registration statement of which this Exhibit 22.1 is a part.